Exhibit 10.3

AGREEMENT OF SALE

THIS AGREEMENT OF SALE (this “Agreement”) is made as of this 14th day of April, 2004 by and between ROCK-FLORHAM SPE, LLC, a Delaware limited liability company having an address c/o Investcorp., 280 Park Avenue, 26th Floor, New York, New York 10017 (“Seller”), and WELLS OPERATING PARTNERSHIP II, L.P., a Delaware limited partnership having an address at 6200 The Corners Parkway, Suite 250, Atlanta, Georgia 30092 (“Purchaser”).

W I T N E S S E T H:

WHEREAS, Seller is the owner of all right, title and interest in, to and of all those certain tracts of land situated in the Borough of Florham Park and Borough of Madison, County of Morris, State of New Jersey, known and described as (x) Lot 3 in Block 1401 on the official tax map of the Borough of Florham Park and (y) Lot 4 in Block 0401 on the official tax map of the Borough of Madison, which land is more particularly described on Schedule 1 attached hereto and made a part hereof as if fully reproduced herein, together with the buildings, improvements, facilities, installations, and fixtures thereon and all the tenements, hereditaments, appurtenances, easements, beneficial covenants, rights of way and all other rights, entitlements, interests and benefits incident and belonging thereto (collectively the “Property”);

WHEREAS, Seller desires to sell, convey and transfer the Property to Purchaser on the terms and conditions set forth herein; and

WHEREAS, Purchaser desires to purchase the Property from Seller on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual promises contained herein and other good and valuable consideration the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

ARTICLE 1. — DEFINITIONS

1.01 Definitions. As used herein the following terms shall have the following meanings:

“Access Agreement” is defined in Section 10.01 hereof.

“Access Party” shall have the same meaning as in the Declaration.

“Access Road” shall have the same meaning as in the Declaration.

“Accounting Letter” shall have the same meaning as in Section 13.17.

“Additional Rent” shall mean all amounts, other than Base Rent, payable by any tenant under any Lease, including, without limitation, any and all amounts denominated as “Additional Rent” or “Additional Charges” under any of the Leases.

“Adjacent Office Park” shall have the same meaning as in the Declaration.

“Adjusted Closing Balance” is defined in Section 2.02(b) hereof.

“Affiliate” or “affiliate” shall mean, with respect to any party hereto, any other person or entity which is in control of, controlled by or under common control with such party.

“Agreement” is defined in the Preamble to this Agreement.

“Assumption Documents” shall mean all documents necessary to (x) evidence Lender’s Consent to the transfer of the Property from Seller to Purchaser, (y) effectuate the assumption by Purchaser and/or entities related to Purchaser of certain liabilities of Seller and/or its affiliates under the Loan Documents and (z) release Seller from all liabilities under any of the Loan Documents.

“Base Rent” shall mean the fixed rent, base rent and/or any other similar periodic payments which are or may hereafter become due from any Tenant under any of the Leases.

“Broker” shall mean Cushman & Wakefield of New Jersey, Inc.

“Brokerage Agreements” shall mean all agreements or contracts entered into by Seller for brokerage commissions or other similar compensation to any broker or other similar person in connection with any Lease.

“Business Day” means a day, other than Saturday or Sunday, on which commercial banks in the State of New Jersey are open for the general transaction of business.

“Closing” shall mean, collectively, (a) the transfer and conveyance of Seller’s fee title ownership interest in the Property from Seller to Purchaser, (b) the payment of the Adjusted Closing Balance by Purchaser to Seller, (c) the execution and delivery of the Assumption Documents, and (d) the delivery and performance of the other items and obligations to be delivered or performed hereunder at the time the Property is conveyed and the Adjusted Closing Balance is paid.

“Closing Balance” is defined in Section 2.02(b) hereof.

“Closing Date” shall mean the date upon which the Closing occurs, as further defined in Section 3.01 hereof.

“Code” shall mean the United States Internal Revenue Code of 1986, as amended.

“Declaration” shall mean that certain Declaration of Easements and Restrictions dated November 27, 2002 by and between Rock-Florham, LLC and Seller, which was recorded on December 4, 2002 in the Morris County Clerk’s Office in Deed Book 5745 Page 233.

“Deposit” shall mean a deposit of Seven Hundred Eighty-Seven Thousand Dollars ($787,000).

“DRE” shall mean that certain Declaration of Reciprocal Easements dated November 17, 1997 and recorded on November 24, 1997 in Deed Book 4674, page 169, as amended by that certain Amendment to Declaration of Reciprocal Easements dated as of October 9, 2002 and recorded in the Morris County’s Clerk Office on October 21, 2002 in Deed Book 5723, page 124.

“Due Diligence Period” shall mean the period beginning upon the Effective Date and ending on April 26, 2004 or the sooner termination of this Agreement.

“Due Diligence Termination” is defined in Section 10.01 hereof.

“Effective Date” shall mean the date set forth on the first page of this Agreement.

“Escrow Agent” shall mean Chicago Title Insurance Company, 4170 Ashford Dunwoody Road, Suite 460, Atlanta, Georgia 30319, phone: (404) 303-6300, Attn: Melissa Hall.

“Estoppel Certificates” shall mean estoppel certificates from Tenant relating to each of the Leases in substantially the form required by Section 11.03 hereof.

“Executory Period” shall mean the period of time commencing on the Effective Date and ending upon the occurrence of the Closing or the sooner termination of this Agreement.

“Existing Loan” shall mean that certain $40,000,000 loan made by Lender to Seller, which Existing Loan is evidenced and secured by the Loan Documents.

“Existing Mortgage” shall mean that certain Mortgage and Security Agreement, dated June 5, 2001, in the principal amount of Forty Million and 00/100 Dollars ($40,000,000.00), given by Seller, as mortgagor, in favor of Lender, as mortgagee, which Existing Mortgage is a Lien upon the Property.

“Florham 105 Property” shall mean that certain real property, together with the improvements thereon, known as Lot 4, Block 1401 in the Borough of Florham Park, New Jersey.

“Hazardous Substance Laws” shall mean the Comprehensive Environmental Response, Compensation and Liability Act, the Superfund Amendment and Reauthorization Act, the Resource Conservation and Recovery Act, the Federal Water Pollution Control Act, the Federal Environmental Pesticides Act, the Clean Water Act, the Clean Air Act, the New Jersey Industrial Site Recovery Act, the New Jersey Solid Waste Management Act, the New Jersey Air Pollution Control Act, the New Jersey Spill Compensation and Control Act, the New Jersey Water Pollution Control Act, any Federal, State or local so-called “Superfund” or “SuperLien Statute,” or any other statute, law, ordinance, code, rule, regulation, order or decree regulating, relating to or imposing liability or standards of conduct concerning any Hazardous Substances.

“Hazardous Substances” shall mean any substance, material, or waste which is regulated by any federal, state, or local government or quasi-governmental authority, and includes, without limitation (a) any substance, material, or waste defined, used, or listed as a “hazardous waste”, “extremely hazardous waste”, “restricted hazardous waste”, “hazardous substance”, “hazardous materials”, “toxic substance”, or other similar terms as defined or used in any Hazardous Substance Laws as defined herein, (b) any petroleum products, friable asbestos, polychlorinated biphenyls, flammable explosives or radioactive materials, and (c) any additional substance or materials which are hazardous or toxic substances under any Hazardous Substance Laws relating to the Property.

“IRC” shall mean the Internal Revenue Code of 1986, as amended and the regulations promulgated thereto.

“ISRA” shall mean the New Jersey Industrial Site Recovery Act, N.J.S.A. 13:1k-6 et seq.

“ISRA Transfer Approval” shall mean a letter of non-applicability of ISRA to the transactions contemplated by this Agreement or other similar applicability determination (as referred to in N.J.A.C. 7:26b-2.2) that ISRA is not applicable.

“Knowledge” or “knowledge”, (a) with respect to Purchaser, shall mean the actual (as opposed to constructive, imputed or deemed) knowledge and conscious awareness of Jeffrey A. Gilder and Jerry R. Banks, and (b) with respect to Seller, shall mean the actual (as opposed to constructive, imputed or deemed) knowledge and conscious awareness of F. Jonathan Dracos and Joel Moody.

“Lease Adjustments” is defined in Section 3.03(c).

“Lease(s)” shall mean all leases (in each case including all amendments, modifications and supplements thereto) listed on Schedule 2, and, in each case, including all Permitted Lease Changes thereto.

“Lender” shall mean Wells Fargo Bank Minnesota, N.A., as Trustee for the Certificate Holders of GE Capital Commercial Mortgage Corporation Commercial Mortgage Pass-Through Certificates, Series 2001-2 under that certain Pooling and Servicing Agreement dated as of August 1, 2001 (as successor in interest to Bear, Stearns Funding, Inc.).

“Lender’s Consent” shall have the meaning ascribed to such term in Section 9.01 hereof.

“Liabilities” shall mean, collectively, any and all losses, costs, damages, claims, liabilities, expenses, demands or obligations, of any kind or nature whatsoever, including, without limitation, reasonable attorneys’ fees and litigation costs, as incurred, including those incurred indirectly by any Person through such Person’s ownership of another entity and those incurred directly by such Person.

“Lien(s)” shall mean any and all mortgages, pledges, claims, liens, security interests, options, warrants, purchase rights, selling restrictions, charges, charging orders, imperfections of title, rights of way, easements, and encumbrances of any kind.

“Linque Management” shall mean Linque Management Company Inc.

“Loan Assumption” shall have the meaning ascribed to such term in Section 9.01.

“Loan Documents” shall mean the Note, the Existing Mortgage and each of the other loan documents that evidence or secure the Existing Loan and which are identified on Schedule 3 hereof.

“Master Lease 103” shall mean that certain Master Lease dated as of November 26, 2002 by and between Seller, as landlord, and Park 103, LLC, as tenant.

“Master Lease 104” shall mean that certain Master Lease dated as of November 26, 2002 by and between Seller, as landlord, and Park 104, LLC, as tenant.

“Maximum Amount” shall have the meaning ascribed to such term in Section 3.07.

“Necessary Access Area” shall have the same meaning as in the Declaration.

“Note” shall mean that certain Promissory Note dated June 5, 2001 given by Seller in favor of Lender in the original principal amount of Forty Million and 00/100 Dollars ($40,000,000.00) a copy of which is attached hereto as a part of Exhibit A.

“Note Related Encumbrances” shall mean the Existing Mortgage, the related assignment of leases and rents and any security interest or other lien upon the Property or interest in the rents or profits therefrom in favor of Lender and relating to the Note, it being agreed that any such mortgage, security interest or other lien will not be discharged on the Closing Date.

“Occupancy Agreement(s)” shall mean any lease (other than a Lease), occupancy agreement, license, franchise or any other written agreement, listed on Schedule 2, pursuant to which Seller has granted to any person the right to occupy any portion of the Property, but shall not include any such agreement granted by Tenant or anyone claiming through or under Tenant, to which Seller has merely consented or approved.

“Omitted Title Exception” is defined in Section 4.01(g) hereof.

“Permitted Encumbrances” shall mean any exceptions or matters to which Purchaser does not send a timely (pursuant to the terms of this Agreement) Title Objection Notice, including, without limitation: (a) any easements, covenants, restrictions, agreements, encumbrances, and other matters of public record and (b) any easements, covenants, restrictions, agreements, encumbrances and other matters not of public record, but delivered by Seller to Purchaser’s attorney (in a package with a cover letter in accordance with the notice provisions of this Agreement) at least ten (10) calendar days before the end of the Due Diligence Period. In addition to the foregoing, it is agreed that (a) all present and future zoning laws and regulations, (b) the Leases, and (c) the Note Related Encumbrances are Permitted Encumbrances.

“Permitted Lease Changes” shall mean any amendments, modifications, supplements, or renewals to any Lease that Seller is required to enter into during the Executory Period pursuant to the express terms of such Lease.

“Person” or “person” shall mean an individual, partnership, limited liability company, corporation, business trust, joint stock company, trust, unincorporated association, joint venture or other entity of whatever nature.

“Personal Property” shall mean, collectively, all of those items of personal property and equipment which are owned by Seller and identified on Schedule 4 hereof and all books, records and files of Seller relating to the management and operation of the Property or the Leases (exclusive of internal analyses, privileged correspondence, attorney work product, tax returns and other materials not typically delivered to successor owners of real property).

“Property” is defined in the Recitals to this Agreement.

“Property Information” is defined in Section 13.13 hereof.

“Purchase Price” shall mean Seventy-Eight Million Seven Hundred Thousand and 00/100 Dollars ($78,700,000).

“Purchaser” is defined in the Recitals to this Agreement.

“Purchaser Service Contracts” shall mean those Service Contracts that are assignable and that Purchaser, at least ten (10) days prior to Closing, elects to accept assignment thereof on the Closing Date.

“Realty Transfer Fee” shall mean that certain realty transfer fee imposed by New Jersey law on the recording of deeds in accordance with N.J.S.A. 46:15-1 et seq.

“Reserved Right” shall have the same meaning as in the Declaration.

“Route 24 Access” shall have the same meaning as in the Declaration.

“SEC” shall mean the Securities and Exchange Commission.

“Seller” is defined in the Preamble to this Agreement.

“Service Contracts” shall mean all equipment, service, maintenance, supply, management, construction, operating or employment contracts, affecting the use, ownership, management, maintenance or operation of all or any part of the Property or Seller’s Personal Property, including, without limitation, the Service Contracts identified on Schedule 5.

“Settlement Statement” shall mean a written settlement or closing statement in a form satisfactory to each party, showing the Purchase Price, all apportionments, the Adjusted Closing Balance (and the calculations to obtain same), recording costs, Realty Transfer Fee, title insurance costs and such other costs and adjustments as the parties may determine.

“Sewer and Water Agreement” is defined in Section 3.03(a)(ii) hereof.

“Subdivision Map” shall mean that certain map prepared by Chester, Ploussas, Lisowsky Partnership LLP dated June 21, 2002, last revised August 6, 2002.

“Survey” is defined in Section 4.01 hereof.

“Taxes” shall mean all taxes, charges, fees, levies or other assessments, including, without limitation, all net income, gross income, gross receipts, sales, use, service, service use,

ad valorem, transfer, franchise, profits, license, lease, withholding, social security, payroll, employment, excise, estimated, severance, stamp, recording, occupation, personal property, gift, windfall profits or other taxes, customs, duties, fees, assessments or charges of any kind whatsoever, whether computed on a separate consolidated, unitary, combined or other basis, together with any interest, fines, penalties, additions to tax or other additional amounts imposed thereon or with respect thereto imposed by any taxing authority (domestic or foreign).

“Tenant” shall mean AT&T Corp.

“Title Company” shall mean Chicago Title Insurance Company, 4170 Ashford Dunwoody Road, Suite 460, Atlanta, Georgia 30319, phone: (404) 303-6300, Attn: Melissa Hall.

“Title Date” shall mean the date of the title insurance commitment relating to the Property that Purchaser shall obtain during the Due Diligence Period.

“Title Objection Notice” is defined in Section 4.01 hereof.

“Title Reply Notice” is defined in Section 4.01 hereof.

“Unacceptable Title Matters” is defined in Section 4.01 hereof.

ARTICLE 2. — SALE OF THE PROPERTY; CONSIDERATION

2.01 Property to be Sold and Conveyed. Subject to and in accordance with the terms, conditions and covenants of this Agreement, Seller agrees to sell, convey, and transfer, and Purchaser agrees to purchase, acquire and accept, fee title to the Property, subject only to the Permitted Encumbrances.

2.02 Purchase Price; Payment. The Purchase Price shall be paid by Purchaser to Seller as follows:

(a) The Deposit shall be paid by Purchaser’s wire transfer to Escrow Agent’s account no later than the Business Day next following the Effective Date and shall be held and disbursed by the Escrow Agent in accordance with the provisions of Article 12 hereof. The Deposit shall be paid (i) to Seller upon the Closing, (ii) to Purchaser, in the event that Purchaser elects to terminate this Agreement prior to the end of the Due Diligence Period, (iii) in the event of a default hereunder by either party, then in accordance with Article 8 or (iv) in the event of a termination of this Agreement in accordance with its terms, other than in connection with a default by either party, to Purchaser or as may otherwise be provided in the applicable section of this Agreement. The earnings on the Deposit shall be paid to the person entitled to the Deposit.

(b) The Purchase Price, less: (i) the Deposit and (ii) the outstanding principal balance of the Note, shall be paid by Purchaser to Seller on the Closing Date by wire transfer in U.S. dollars to a bank account designated by Seller, as increased or decreased by the items to be apportioned pursuant to Section 3.03 of this Agreement, and other standard closing adjustments (such sum, before the application of the apportionments referred to herein is referred to as the “Closing Balance” and, after the application of such apportionments is referred to as the “Adjusted Closing Balance”).

Article 3.— CLOSING

3.01 Closing Date. The parties agree that, unless either Seller or Purchaser has previously terminated, or duly and timely elected to terminate this Agreement in accordance with and pursuant to the express provisions of this Agreement, the Closing shall take place at 10:00 a.m. on a date (the “Closing Date”) designated in writing by Purchaser upon at least five (5) days’ notice to Seller, which date shall not, in any event, be later than the date (the “Outside Closing Date”) which is the earlier of (A) the fifth (5th) day after (i) Lender has issued its written consent to the conveyance of the Property from Seller to Purchaser and (ii) Purchaser, Seller and Lender (each acting reasonably, in good faith and in accordance with the provisions of Sections 9.01 and 10.02 in this regard) agree on the form of the Assumption Documents and (B) the Outside Lender Approval Date (as hereinafter defined), provided, however, that, in no event shall the Closing Date be earlier than June 1, 2004, unless Purchaser agrees, in writing, to an earlier Closing Date. Regardless of whether or not Purchaser designates any date as the Closing Date, as provided above, if Purchaser fails to consummate the transactions contemplated by this Agreement by the Outside Closing Date, then Seller, by a written notice delivered to Purchaser, may unilaterally schedule the Closing for a date which is at least ten (10) days after the Outside Closing Date, which date may be made expressly therein TIME OF THE ESSENCE.

3.02 Closing Place. The Closing (which shall be a New York style closing) shall take place at the offices of Paul, Hastings, Janofsky & Walker LLP at 75 East 55th Street, New York, New York 10022, or at any other place as may be agreed upon by the parties hereto.

3.03 Apportionments.

(a) General Apportionments. The following items shall be apportioned for the Property as of the Closing Date (consistent with the concept that all revenues and expenses of the Property shall be attributable to Purchaser as of 12:01 a.m. on the Closing Date):

(i) Real estate (ad valorem) Taxes, personal property Taxes and all other Property assessments (general or special and subject to the provisions of Section 3.03(d) hereof), impositions, fees and charges on account of the ownership, use or occupancy of the Property, or any portion thereof for the current year;

(ii) Water and sewer charges and all other utility charges, fees or costs (including sewer and water pursuant to the Sewer and Water Agreement between Rock-Florham, LLC and Exxon Research and Engineering Co., dated November 17, 1997 (the “Sewer and Water Agreement”)) based, to the extent practicable, on final meter readings and final invoices;

(iii) Lease Adjustments;

(iv) All fees and charges paid in advance by Seller under the Purchaser Service Contracts not terminated and expressly assumed by Purchaser for services not rendered as of the Closing Date;

(v) Charges under the DRE;

(vi) Interest on the Note; and

(vii) Any other customary apportionments relating to the Property.

All such prorations shall be made on the basis of the actual number of days of the year and month that shall have elapsed as of the Closing Date. Items of income and expense for the period prior to the Closing Date will be for the account of Seller and items of income and expense for the period on and after the Closing Date will be for the account of Purchaser, all as determined by the accrual method of accounting. Bills received after Closing that relate to expenses incurred, services performed or other amounts allocable to the period prior to the Closing Date shall be paid by Seller, except to the extent that an adjustment for such expense has been made as part of the overall closing adjustments.

(b) Settlement Statement. On the Closing Date, the parties shall jointly execute a Settlement Statement(s) setting forth all apportionments and the basis for same. No apportionments shall be made for any of the above items to the extent that such items are paid directly by a Tenant of the Property to a third party, for example, in the case of a Tenant that is paying real estate Taxes directly to the applicable municipality or utility charges paid by a Tenant directly to the utilities.

(c) Lease Adjustments. Adjustments related to the Leases and Occupancy Agreements shall be calculated as follows (the “Lease Adjustments”):

(i) Base Rent and Additional Rent shall be apportioned as of as of the Closing Date (again, consistent with the concept that all revenues and expenses of the Property shall be attributable to Purchaser as of 12:01 a.m. on the Closing Date), and Additional Rent and other charges to Tenant shall be apportioned in the same manner for the Closing, but Additional Rent and other charges shall be reapportioned on the basis of the actual amount of Additional Rent and other charges equitably allocable to each party at a later time as set forth below. If Tenant is in arrears in the payment of Base Rent or Additional Rent, then any Base Rent or Additional Rent due and payable as of the Closing Date, but not actually collected on or prior to the Closing Date, shall not be apportioned until such rent is collected, at which point it will be apportioned as provided in Section 3.03(c)(iv) for Base Rent and Section 3.03(c)(ii) for Additional Rent.

(ii) The parties acknowledge that certain apportionments relating to Additional Rent and other charges to Tenant may not be determinable until after Closing. Any such apportionments shall be calculated as soon as reasonably practicable, but in no event later than six (6) months following the Closing Date and then reapportioned based upon the mutually agreeable final calculation. Such final apportionments shall be made (A) for Additional Rent and other charges that are for costs and expenses, depending on whether Seller or Purchaser paid such cost and expenses and (B) for Additional Rent and other charges that are to compensate landlord for, among other things, late payments of rent and amounts expended by landlord on Tenant’s behalf, on the basis of when the payment was due and payable and whether Seller or Purchaser owned the Property when such funds were expended on behalf of Tenant. Additional Rent and other charges that do not fit into the above categories shall be finally apportioned on an equitable basis based on periods of ownership of the Property and bearing of economic risk with respect to an item. Additional Rent shall be apportioned between the parties as set forth in this Section 3.03(b)(ii) regardless of whether such payments are made on a timely basis or in arrears.

In addition, any Additional Rent payments that are made to pay a specified invoice (such as the electric service payments made monthly by the Tenant to landlord) shall be paid to the party that owned the Property at the time the services being billed, regardless of whether such invoice is rendered and/or paid before or after the Closing Date. Any such payments shall be identified either because they are in the amount of a specific invoice (such as the periodic electrical invoices rendered) or because the payment is designated by Tenant in writing (which shall include a notation on the check delivered or a stub or other attachment thereto) as applying to a specific invoice or invoices. Purchaser agrees to use reasonable efforts to collect any Base Rents or Additional Rents that relate to the period before Closing and have not been paid.

(iii) The apportionments under all Leases shall be netted so as to provide one net credit to either Seller or Purchaser, as the case may be.

(iv) If Tenant is in arrears in the payment of Base Rent for any Lease on the Closing Date, Base Rent received from Tenant after the Closing under such Lease shall be applied in the following order of priority until the arrearage is paid in full: (a) first to the then current month; (b) then to the month in which Closing occurred; (c) then to the months after Closing for which Base Rent is then due and payable but has not been paid; (d) then to the month immediately preceding the month in which Closing occurred; and (e) then to any additional months before the Closing for which Base Rent has not been paid. Purchaser will make a good faith effort after Closing to collect all Base Rent in the usual course of Purchaser’s operation of the Property (and upon request from Seller shall make written demand upon Tenant for payment of past due rent owed to Seller and shall send a notice of default with regard thereto), but Purchaser will not be obligated to institute any lawsuit or other collection procedures to collect delinquent Base Rent.

(v) The obligations and provisions of this Section 3.03(c) shall survive the Closing.

(d) Unavailability of Final Tax Bills. If final real estate tax bills for the calendar year 2004 are not available on the Closing Date, then the real estate Taxes apportionment shall be based upon preliminary tax bills as if they were the final tax bills for the Property, but shall be reapportioned between the parties within sixty (60) days of the issuance of final tax bills in the same manner as Section 3.03(a) above. The obligations and provisions of this Section 3.03(d) shall survive the Closing.

(e) Errors in Apportionments. If the parties discover any errors in apportionment, either after Closing or final calculation of an apportionment, whichever is later, then the parties shall correct same as soon as reasonably practical after such discovery; provided, however, that no correction shall be made unless the error is discovered and reported to the other party in writing within one (1) year after the Closing, or if the apportionment was not calculated until after Closing, the later of one (1) year after Closing or six (6) months after the completion of such calculation. The provisions of this Section 3.03(e) shall survive the Closing.

3.04 Seller’s Deliveries. On the Closing Date, Seller shall, upon compliance by Purchaser with its obligations under this Agreement prior to or on the Closing Date, deliver to Purchaser each of the following:

(a) a bargain and sale deed with covenants against grantor’s acts in recordable form, duly executed by Seller, to convey to Purchaser title to the Property subject only to the Permitted Encumbrances, which deed shall be in the form annexed hereto as Exhibit B;

(b) an Affidavit of Title duly executed by Seller in the form attached hereto as Exhibit C;

(c) a termination of Master Lease 103 and Memorandum of Master Lease 103 executed by Seller and Park 103, LLC in the form attached hereto as Exhibit D;

(d) a termination of Master Lease 104 and Memorandum of Master Lease 104 executed by Seller and Park 104, LLC in the form attached hereto as Exhibit E;

(e) a certificate of an authorized officer of Seller certifying that all representations and warranties contained in Section 7.01 of this Agreement are true and correct as of the Closing Date in all respects;

(f) such other documents, including an appropriate consent or resolution of Seller’s directors, shareholder or members, as required, authorizing the transactions contemplated by this Agreement, as may reasonably be requested by Purchaser’s attorneys or Title Company, and authorizing Seller to consummate the transactions contemplated by this Agreement;

(g) an affidavit sworn to by Seller in the form attached hereto as Exhibit F, stating under penalty of perjury that Seller is not a foreign person as defined in Section 1445 of the IRC and stating Seller’s United States taxpayer identification number;

(h) any other tax information regarding Seller that the Settlement Agent (as that term is used in Section 6045 of the IRC) is required to report to the Internal Revenue Service pursuant to the IRC;

(i) the Leases for the Property;

(j) original letters to Tenant and all contractors under the Service Contracts, executed by Seller in respect of Leases or contractors, in the form attached hereto as Exhibit G;

(k) if not previously delivered to Purchaser, the Estoppel Certificates as required by Section 11.03 hereof;

(l) if not previously delivered to Purchaser, the ISRA Transfer Approval;

(m) copies of all certificates of insurance for insurance carried by Tenants naming Purchaser as an additional insured as set forth in the Leases;

(n) all maintenance records for the Property in the possession, custody or control of Seller or Linque Management;

(o) certificates of occupancy covering all improvements requiring certificates of occupancy located on the Property, to the extent in the possession, custody or control of Seller or Linque Management;

(p) licenses and permits relating to the ownership or operation of the Property, to the extent in the possession, custody or control of Seller or Linque Management;

(q) any unexpired guarantees and warranties, for improvements performed at the Property, to the extent in the possession, custody or control of Seller or Linque Management;

(r) copies of all Purchaser Service Contracts being assigned to, and expressly assumed by, Purchaser, to the extent in the possession, custody or control of Seller or Linque Management;

(s) a current rent roll and schedule of the date through which Base Rent and Additional Rent for each Lease (not including separately invoiced amounts for electricity) and reimbursements or other payments under the DRE and Declaration have been paid;

(t) a complete set of as-built drawings, plans and specifications for the buildings and improvements located on the Property, to the extent in the possession, custody or control of Seller or Linque Management;

(u) the Settlement Statement, duly executed by Seller;

(v) an Assignment and Assumption of Leases in the form attached hereto as Exhibit H, duly executed by Seller;

(w) an Assignment and Assumption of Service Contracts in the form attached hereto as Exhibit I, duly executed by Seller;

(x) a General Assignment and Assumption of Seller’s rights in all assignable licenses, equipment warranties and guaranties, if any, in the form attached hereto as Exhibit J, duly executed by Seller;

(y) an Assignment and Assumption of Brokerage Agreements in the form attached hereto as Exhibit K, duly executed by Seller;

(z) a partial Assignment and Assumption of Sewer and Water Agreements in the form attached hereto as Exhibit L, duly executed by Seller;

(aa) a Bill of Sale in the form attached hereto as Exhibit M, duly executed by Seller;

(bb) any Assumption Documents required to be executed and delivered by Seller in connection with the assumption by Purchaser and/or its Affiliates of the obligations of Seller under the Loan Documents, including, but not limited to, Lender’s Consent to the transfer of the Property;

(cc) all keys, passwords, combinations and other means of obtaining access to all areas of the Property, to the extent in the possession, custody or control of Seller or Linque Management;

(dd) to the extent that originals of any documents, which are a Seller deliverable as set forth in this Section 3.04 are not within the possession, custody or control of Seller or Linque Management, Seller shall deliver and Purchaser shall accept copies certified to be true, accurate and correct by Seller;

(ee) a New Jersey Affidavit of Consideration to be filed with the deed referred to in Section 3.04(a) above; and

(ff) possession of the Property subject only to the Permitted Exceptions.

3.05 Purchaser’s Deliveries. On the Closing Date, Purchaser shall, upon compliance by Seller with its obligations under this Agreement prior to or on the Closing Date, deliver to Seller each of the following:

(a) the Adjusted Closing Balance;

(b) an Assignment and Assumption of Leases in the form annexed hereto as Exhibit H duly executed by Purchaser;

(c) an Assignment and Assumption of Service Contracts in the form attached hereto as Exhibit I, duly executed by Purchaser;

(d) a General Assignment and Assumption of Seller’s rights in all assignable licenses, equipment warranties and guaranties, if any, in the form attached hereto as Exhibit J, duly executed by Purchaser;

(e) an Assignment and Assumption of Brokerage Agreements in the form attached hereto as Exhibit K, duly executed by Purchaser;

(f) a partial Assignment and Assumption of the Sewer and Water Agreement in the form attached hereto as Exhibit L, duly executed by Purchaser;

(g) any tax information regarding Purchaser that the Settlement Agent (as that term is used in Section 6045 of the IRC) is required to report to the Internal Revenue Service pursuant to the IRC;

(h) such other reasonable documents, including appropriate resolutions of Purchaser, authorizing the transaction contemplated by this Agreement and authorizing Purchaser to consummate the transaction contemplated by this Agreement;

(i) the Settlement Statement, duly executed by Purchaser;

(j) the Assumption Documents to which Purchaser or its Affiliates are a party, duly signed by Purchaser and/or its Affiliates, as applicable; and

(k) a certification restating the representations and warranties contained in Section 7.03 hereof and certifying that they are true and correct as of the Closing Date.

3.06 Pre-submission. Each party agrees to make reasonable efforts to submit to the other party’s attorneys’ unexecuted copies of all documents to be delivered by such party on the Closing Date at least five (5) Business Days prior to the Closing Date.

3.07 Realty Transfer Fee and Other Fees and Taxes.

(a) Purchaser shall pay all fees, costs and expenses imposed by Lender in connection with the Lender’s Consent, the Loan Assumption and the Assumption Documents (the “Assumption Fees”); provided, however, that Purchaser shall not be obligated to pay any Assumption Fees, or other costs or expenses, which individually or in the aggregate, exceed $400,000. If, in the aggregate, the Assumption Fees exceed $400,000, then Seller shall pay the portion of the Assumption Fees in excess of $400,000 up to a maximum amount of $40,000 (the “Maximum Amount”). If, in the aggregate, the Assumption Fee exceeds the sum of (x) $400,000 plus (y) the Maximum Amount, then within ten (10) days of Purchaser’s request, Seller shall elect, by a written notice delivered to Purchaser, either to (A) pay such excess amount or (B) terminate this Agreement. If Seller elects to terminate this Agreement pursuant to clause (B) above, then, Purchaser may nullify such termination by delivering a written notice to Seller, within ten (10) days of Purchaser’s receipt of Seller’s notice of termination, in which Purchaser shall undertake to pay the portion of the Assumption Fees which exceed the sum of $400,000 plus the Maximum Amount.

(b) If Seller elects to terminate this Agreement pursuant to Section 3.07(a)(B), then Seller shall immediately return to Purchaser the Deposit (or cause the Escrow Agent to return the Deposit) and from and after that time neither party shall have any further obligation to the other pursuant to this Agreement. This provision shall survive the termination of this Agreement.

(c) The parties hereto agree that fees, costs and expenses incurred as a result of the Loan Assumption, but not imposed by Lender, including, without limitation, recording fees for any and all Assumption Documents or other documents required to be recorded by Lender or Title Company shall be paid by Purchaser and shall not be included in the calculation of Assumption Fees. The cost of a new or updated survey shall be paid by Purchaser. All traditional and customary real estate related title insurance premiums shall be paid by Purchaser, including the premiums for (i) a base owner’s title policy and (ii) the cost of any real estate related endorsements that Purchaser desires. Seller shall pay the Realty Transfer Fee. Each party shall pay its own attorneys’ fees. All fees, costs and expenses not specifically allocated in this Agreement shall be paid in accordance with the usual custom and practice in northern New Jersey.

3.08 Assessments. If, at the date of execution of this Agreement, the Property or any part thereof shall be or shall have been affected by an assessment or assessments which are or may become payable in annual installments of which the first installment is then due or has been paid, then for the purposes of this Agreement, then the unpaid installments of any such assessments shall be allocated between the parties on the same basis as real estate Taxes. Confirmed and unconfirmed assessments, if any, assessed from and after the Effective Date shall be assumed by Purchaser, and Seller shall have no responsibility therefore.

3.09 Tenant’s Financial Condition. In the event that a material adverse change in the financial rating (i.e., a two step drop in the rating of Tenant given by Standard & Poor’s (i.e., from BBB to BB+) or Moody’s (i.e., from Baa2 to Ba1)) of Tenant occurs prior to the Closing Date, then Purchaser shall have the right to terminate the Agreement prior to the Closing Date whereby Seller shall immediately return the Deposit to Purchaser (or cause the Escrow Agent to return the Deposit) and at that time neither party hereto shall have any further obligation to the other pursuant to this Agreement.

ARTICLE 4.— TITLE AND CONDITION OF PROPERTY

4.01 Title, Permitted Encumbrances.

(a) During the Due Diligence Period, Purchaser has the right to examine title to the Property, including, without limitation, all of the documents relating to the items listed on Schedule B of Purchaser’s title insurance commitment. If Seller has not already done so, within three (3) days of the Effective Date, Seller shall deliver to Purchaser a copy of Seller’s owner’s title policy and the supporting documents for items listed in Schedule B of the policy.

(b) Within three (3) days of the Effective Date, Seller shall deliver to Purchaser a copy of the most recent survey(s) of the Property in Seller’s possession. During the Due Diligence Period, Purchaser shall have the right to cause to be prepared a plat of survey (the “Survey”) of the Property.

(c) If Purchaser determines, in its sole and absolute discretion, prior to the end of the Due Diligence Period, that any one or more encumbrances or other title exceptions listed in the title insurance commitment (or any update) it obtains or shown on the Survey are unacceptable to Purchaser, (collectively, the “Unacceptable Title Matters”), then Purchaser may, at its option and in its sole discretion:

(i) before the end of the Due Diligence Period, terminate this Agreement; or

(ii) before the end of the Due Diligence Period, send an objection notice (a “Title Objection Notice”) to Seller in which Purchaser shall identify the Unacceptable Title Matters.

(d) On or before the fifth (5th) day after Seller’s receipt of Purchaser’s Title Objection Notice, Seller shall irrevocably elect and notify Purchaser (a “Title Reply Notice”) which of the Unacceptable Title Matters Seller shall discharge and remove of record prior to or at the Closing. If Seller’s Title Reply Notice includes a request for an extension of the Closing Date to discharge and remove of record an Unacceptable Title Matter(s), Purchaser shall grant Seller an extension of reasonable time.

(e) If Seller fails to deliver timely a Title Reply Notice, then Seller shall be deemed to have elected to discharge and remove of record none of the Unacceptable Title Matters.

(f) If Seller does not timely deliver to Purchaser a Title Reply Notice in which Seller commits to discharge and remove of record all of the Unacceptable Title Matters, then, on or before the later of: (x) the last day of Due Diligence Period, or (y) the fifth(5th) day after Purchaser’s delivery to Seller of the Title Objection Notice, Purchaser shall elect either to:

(i) (x) permit this Agreement to terminate automatically in accordance with the provisions of Article 10 or (y) if the Due Diligence Period has expired with no termination having been effected, terminate this Agreement by a Notice to Seller, in which event Seller shall immediately return to Purchaser the Deposit (or cause the Escrow Agent to return the Deposit) and at that time neither party shall have any further obligation to the other pursuant to this Agreement; or

(ii) accept title to the Property subject to Seller’s obligation to discharge and remove of record the Unacceptable Title Matters which Seller agreed to discharge and remove of record in the Title Reply Notice.

(g) Notwithstanding the foregoing, in the event the Title Company fails to identify or disclose one or more title exceptions and/or encumbrances, but excluding any such matters disclosed by Seller to Purchaser in writing at least five (5) days prior to the end of the Due Diligence Period (each an “Omitted Title Exception”) in Purchaser’s initial title insurance commitment (including any update thereto received by Purchaser during the Due Diligence Period), and subsequently identifies or discloses such Omitted Title Exception in a title continuation or update performed after the end of the Due Diligence Period and delivered to Purchaser prior to or on the Closing Date, and in the further event that Purchaser deems any one more of such Omitted Title Exceptions to be material (materiality being determined in the reasonable discretion of Purchaser), then Purchaser, within five (5) Business Days after receiving notice of such Omitted Title Exception shall notify Seller in writing of its objection to the Omitted Title Exception. If an Omitted Title Exception is brought to Purchaser’s attention on the Closing Date or less then five (5) days prior to the Closing Date, the five (5) day notice period shall still apply, but the Closing Date shall automatically be deemed extended. Seller shall have five (5) Business Days from receipt of Purchaser’s notice of an Omitted Title Exception in which to notify Purchaser, in writing, of whether Seller shall elect to (i) discharge and remove of record the Omitted Title Exception; or (ii) terminate this Agreement.

(h) If Seller elects to terminate this Agreement pursuant to 4.01(g) above, then Seller shall immediately return to Purchaser the Deposit (or cause the Escrow Agent to return the Deposit) and at that time neither party shall have any further obligation to the other pursuant to this Agreement.

(i) The parties acknowledge that the Note Related Encumbrances will not be discharged or removed of record. The parties agree that there will be no credit or adjustment of the Purchase Price on account of the existence of the Note Related Encumbrance because the principal balance of the underlying Note will be credited against the Purchase Price and the interest on the Note will be apportioned in accordance with Section 3.03(a).

(j) Notwithstanding anything contained herein to the contrary, Seller shall be obligated to discharge and remove the following Unacceptable Title Matters: (i) mechanics liens caused by Seller (or any agents of Seller but excluding any tenant) and (ii) any other title defect caused by Seller after approval of the Title Commitment which may be cured, removed and/or discharged solely by the expenditure of monies in a liquidated amount not to exceed $100,000, in the aggregate, (collectively, the “Impermissible Title Defects”). If Seller shall fail to so discharge and remove any Impermissible Title Defects, then, in addition to Purchaser’s other remedies set forth herein, Purchaser may elect to terminate this Agreement in connection with such failure to remove discharge and/or cure such Impermissible Title Defects, in which case, Seller shall reimburse Purchaser for all of Purchaser’s reasonable documented out-of-pocket expenses incurred in connection with preparing for the Closing, including its due diligence investigations, up to a maximum amount of $100,000, and from and after that time neither party shall have any further obligation to the other pursuant to this Agreement. Such reimbursement obligation shall survive the termination of this Agreement.

4.02 Condition of Property.

(a) EXCEPT FOR SELLER’S REPRESENTATIONS AND WARRANTIES EXPRESSLY PROVIDED IN THIS AGREEMENT, PURCHASER REPRESENTS, WARRANTS AND ACKNOWLEDGES TO AND AGREES WITH SELLER THAT PURCHASER IS PURCHASING THE PROPERTY IN ITS “AS-IS” CONDITION “WITH ALL FAULTS” AND SPECIFICALLY AND EXPRESSLY WITHOUT ANY WARRANTIES, REPRESENTATIONS OR GUARANTIES, EITHER EXPRESS OR IMPLIED, OF ANY KIND, NATURE OR TYPE WHATSOEVER FROM OR ON BEHALF OF SELLER. Except as stated or referred to in this Agreement and except with respect to Seller’s representations and warranties contained herein, Purchaser acknowledges that Purchaser has not relied upon, and is not relying upon, any information, document, sales brochures or other literature, maps or sketches, projection, proforma, statement, representation, guarantee or warranty (whether express or implied, or oral or written, or material or immaterial) that may have been given by or made by or on behalf of Seller.

(b) PURCHASER ACKNOWLEDGES TO AND AGREES WITH SELLER THAT, EXCEPT FOR SELLER’S REPRESENTATIONS AND WARRANTIES EXPRESSLY PROVIDED IN THIS AGREEMENT, SELLER (AND ITS AFFILIATES, EMPLOYEES AND AGENTS) HAS NOT AND DOES NOT MAKE ANY WARRANTIES OR REPRESENTATIONS, EXPRESS OR IMPLIED, OR ARISING BY OPERATION OF LAW, INCLUDING, BUT IN NO WAY LIMITED TO (A) ANY WARRANTY OF CONDITION, MERCHANTABILITY, HABITABILITY OR FITNESS FOR A PARTICULAR USE OF THE PROPERTY, (B) ANY REPRESENTATIONS OR WARRANTIES RELATING TO (i) THE VALUE, PROFITABILITY OR MARKETABILITY OF THE PROPERTY; (ii) the quality, nature, adequacy or physical condition of the Property including, but not limited to, the structural elements, foundation, roof, appurtenances, access, landscaping, parking facilities or the electrical, mechanical, HVAC, plumbing, sewage or utility systems, facilities or appliances at the Property, if any; (iii) the quality, nature, adequacy or physical condition of soils, sub-surface support or ground water at the Property; (iv) the existence, quality, nature, adequacy or physical condition of any utilities serving the Property, or access thereto; (v) the development potential of the Property, its habitability, merchantability or fitness, suitability or adequacy of the Property for any particular purpose; (vi) the zoning classification, use or other legal status of the Property; (vii) the Property’s or its operations’ compliance with any applicable codes, laws, regulations, statutes, ordinances, covenants, setback requirements, conditions or restrictions of any governmental or quasi-governmental entity or of any other person or entity; (viii) the quality of any labor or materials relating in any way to the Property; or (ix) the condition of title to the Property or the nature, status and extent of any right of way, lease, right of redemption, possession, lien, encumbrance, license, reservations, covenant, condition, restriction or any other matter affecting title to the Property.

(c) PURCHASER ACKNOWLEDGES TO AND AGREES WITH SELLER THAT, EXCEPT FOR SELLER’S REPRESENTATIONS EXPRESSLY PROVIDED IN THIS AGREEMENT, SELLER (AND ITS AFFILIATES, EMPLOYEES AND AGENTS) HAS NOT AND DOES NOT MAKE ANY REPRESENTATION OR WARRANTY WITH REGARD TO THE PROPERTY’S COMPLIANCE WITH ANY ENVIRONMENTAL PROTECTION, POLLUTION OR LAND USE LAWS, RULES, REGULATIONS, ORDERS OR REQUIREMENTS INCLUDING BUT NOT LIMITED TO, THOSE PERTAINING TO THE HANDLING, GENERATING, TREATING, STORING OR DISPOSING OF ANY HAZARDOUS WASTE, MATERIAL OR SUBSTANCE. Without limiting the foregoing, except as expressly provided in this Agreement, Seller does not make and has not made and specifically disclaims any representation or warranty regarding the presence or absence of any Hazardous Substances at, on, under or about the Property or the compliance or noncompliance of the Property with Hazardous Substance Laws. The disclaimer set forth herein shall not be affected or limited in any way by (i) any investigation conducted by Seller or any contractor, agent or employee of Seller or (ii) delivery by Seller to Purchaser of copies of any environmental study or report prepared by any environmental testing firm on behalf or at the direction of Seller, Purchaser or any other party. Seller has not conducted any independent investigation or verification of the contents of any such study or report, and Seller does not make any representation or warranty with respect to the accuracy or completeness of the information contained therein. Purchaser further acknowledges that, except as expressly provided in this Agreement, neither Seller, nor any broker(s), nor any agent(s) or representative(s) of Seller have provided any representation or warranty with respect to the existence of asbestos or other Hazardous Substances on the Property.

(d) Subject to: (i) the terms, conditions and provisions of the Access Agreement, (ii) the terms, conditions and provisions of this Agreement, and (iii) the expiration of the Due Diligence Period, Purchaser acknowledges that Purchaser will have been given an adequate opportunity to make such legal, factual, and other inquiries and investigations, as Purchaser deems necessary, desirable, or appropriate with respect to the Property. Such inquiries and investigations of Purchaser shall be deemed to include, but shall not be limited to, any leases, agreements, contracts or other instruments pertaining to the Property delivered or made available by Seller, the physical components of all portions of the Property, the existence of any wood destroying organisms on the Property, such state of facts as an accurate survey and inspection would show, the present and future zoning ordinances, resolutions and regulations of the city, county and state where the Property is located and the value and marketability of the

Property. If Purchaser elects not to inspect the Property or to terminate this Agreement within the Due Diligence Period, Purchaser acknowledges such election will be made at Purchaser’s sole and absolute discretion, in reliance solely upon the tests, analyses, inspections and investigations that Purchaser makes, or had the right to make and opted not, or otherwise failed, to make, and not in reliance upon any alleged representation made by or on behalf of Seller, not otherwise expressly set forth in this Agreement.

(e) Seller does not make and has not made and specifically disclaims any representation or warranty regarding the compliance or non-compliance of the Property with the Americans With Disabilities Act, or any other statute, law, ordinance, code, rule, regulation, order or decree regulating, relating to or imposing liability or standards of conduct concerning access and accommodation for disabled persons.

(f) Nothing in this Section 4.02 shall (i) limit or alter the absolute right of Purchaser to terminate this Agreement for any or no reason during the Due Diligence Period or (ii) otherwise be deemed to be an acceptance by Purchaser, at any time prior to the expiration of the Due Diligence Period, of the condition of the Property.

4.03 Certificates of Occupancy; Other Permits. Purchaser shall be responsible for obtaining any certificates of occupancy or other permits required, if any, as a result of the transfer of the Property from Seller to Purchaser.

ARTICLE 5. — NO TERMINATION; MAINTENANCE OF PROPERTY; OPERATING COVENANTS

5.01 No Termination. Except as otherwise expressly provided herein to the contrary, the parties agree that after the Due Diligence Period this Agreement shall not be terminable by either Seller or Purchaser except as a result of a party’s breach or default hereunder and in accordance with Article 8 or Section 10.02.

5.02 Maintenance of Property. During the Executory Period, to the extent that Seller is responsible for maintaining the Property, Seller agrees to continue to maintain the Property (or cause Tenant to continue to maintain the Property) in substantially the same manner as it is currently being maintained by Seller and in a manner that will not violate, in any material respect, any Lease, applicable law or any applicable Permitted Encumbrance. To the extent that Tenant is responsible for maintaining the Property, Seller shall monitor same and shall enforce the applicable provisions of Tenant’s Lease in the same manner as before the execution of this Agreement, subject, however, in each case to damage by casualty and condemnation as addressed in Sections 6.01 and 6.02 hereof and subject to the limits on Seller’s enforcement rights provided in this Agreement.

5.03 Service Contracts. At least three (3) Business Days before Closing, Seller shall send a termination notice to the supplier or contractor under any Service Contracts which are not Purchaser Service Contracts.

ARTICLE 6. — CASUALTY AND CONDEMNATION

6.01 Casualty. The risk of loss or damage to the Property by fire or otherwise, beyond ordinary wear and tear, shall be upon Seller before Closing, provided, however, that, any such loss or damage shall be adjusted as follows:

(a) Seller shall notify Purchaser as to any loss or damage to the Property which occurs during the Executory Period. Purchaser shall have the right to inspect such loss or damage and to have its agents, contractors and employees inspect such loss or damage. If, in Seller’s commercially reasonable determination, the loss or damage: (i) renders thirty percent (30%) of the usable square footage of the Property (by individual building or in the aggregate) untenantable, (ii) will cost more than $10,000,000 to repair, restore or rebuild, or (iii) gives Tenant a right (unless such right is waived prior to Closing), pursuant to either or both of the Leases, to terminate either or both of the Leases as a result of such loss or damage, then Purchaser shall have the right, upon written notice to Seller delivered within fifteen (15) Business Days after Seller notifies Purchaser of any loss or damage, to terminate this Agreement, in which event, the Deposit shall be returned to Purchaser, and thereafter neither party shall have any obligation to the other hereunder except as expressly provided in this Agreement. Seller’s obligation to return the Deposit to Purchaser shall survive termination of this Agreement.

(b) In the event that the Property has suffered loss or damage and this Agreement is not terminated by Purchaser, then to the same extent that Seller has the right to do so under the applicable Lease, Purchaser shall have a right to participate in the settlement of any insurance proceeds relating thereto. At Closing (which shall not be delayed as a result of the loss or damage), Purchaser shall proceed to Closing and accept the Property in its then as-is condition and shall acquire, with the acquisition of the Property, Seller’s rights, if any, as set forth in the applicable Leases, to insurance proceeds covering said loss or damage and any insurance proceeds for said loss or damage already received by Seller with respect to such loss or damage to the extent not used by Seller towards the cost of settling the insurance claims (with the reasonable consent and cooperation of Purchaser) or securing or restoring the affected Property and Purchaser shall receive a credit on account of the Purchase Price in the amount of any deductible for such insurance policy.

6.02 Condemnation.

(a) In the event that a permanent or temporary condemnation, eminent domain or other taking proceeding (“Taking”) (including, but not limited to, a good faith offer to purchase in lieu of condemnation) shall be commenced prior to the Closing, which Taking, in the mutual commercially reasonable determination of Purchaser and Seller:

(i) affects thirty percent (30%) or more of the useable square footage of either or both of the buildings (individually or in the aggregate) on the Property;

(ii) may result in a diminution in the value of the Property of $10,000,000 or more (Seller agrees to provide Purchaser with access to the Property in order to make a determination of the diminution in value); or

(iii) gives rise to (x) a right of the Tenant (which right is not waived prior to Closing) to terminate either or both of the Leases or (y) a right of Lender (which right is not waived prior to Closing) to accelerate the Existing Loan as a result of such condemnation, then Purchaser shall have the right, within fifteen (15) Business Days after receipt of Seller’s notice of the Taking, to terminate this Agreement, in which event, Seller shall immediately return Purchaser’s Deposit money (or cause the Escrow Agent to return the Deposit) and at that time neither party shall have any further obligation to the other pursuant to this Agreement. This provision shall survive the termination of this Agreement.

(b) In the event that the Property is the subject of a condemnation proceeding and this Agreement is not terminated by Purchaser, then to the same extent that Seller has the right to do so under the applicable Lease, Purchaser shall have a right to participate in any such proceeding. At Closing (which shall not be delayed as a result of the commencement, prosecution or conclusion of such proceeding), Purchaser shall proceed to Closing and accept the Property in its then as-is condition and shall acquire, with the acquisition of the Property, Seller’s rights, if any, as set forth in the applicable Leases, to the entire condemnation award paid or payable in connection with such proceeding.

(c) Nothing in subsection 6.02(a) shall be construed or interpreted to limit or relieve Seller of its obligations under the DRE or the Declaration to make certain dedications or conveyances of land for the purposes of, and pursuant to the terms of, the DRE and the Declaration. Any conveyance or dedication by Seller pursuant to the DRE or the Declaration shall not be deemed a Taking; provided, however, that Seller consults with Purchaser prior to making any such conveyance or dedication.

ARTICLE 7. — REPRESENTATIONS AND WARRANTIES; CERTAIN OBLIGATIONS OF SELLER

7.01 Warranties and Representations of Seller. Seller represents and warrants that, as of the Effective Date:

(i) Seller is a limited liability company and is duly organized, validly existing and in good standing under the laws of the State of Delaware. Seller is duly qualified and in good standing to do business as a foreign entity in the State of New Jersey. The execution, delivery and performance by Seller of the terms of this Agreement have been duly authorized by all necessary member action and do not conflict with the operating agreement of Seller or any agreement to which Seller is bound or is a party or require the consent of any party.

(ii) Seller has full power and authority to execute, deliver and carry out its obligations under this Agreement and all documents to be executed in connection herewith and has taken all necessary action to authorize the execution, delivery and performance of this Agreement and all documents to be executed in connection herewith. All persons executing this Agreement on behalf of Seller have been duly authorized to do so.

(iii) This Agreement is the legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, subject only to bankruptcy and creditor’s rights laws, matters affecting creditors of Seller generally and general equitable principles (whether asserted in an action at law or equity).

(iv) No suit, action, arbitration or legal administrative or other proceeding is pending or threatened against Seller that may affect in a material adverse way the Property or Seller’s ability to comply with its obligations hereunder.

(v) The execution, delivery and performance of this Agreement by Seller in accordance with the terms of this Agreement, will not violate, conflict with or result in a breach of any agreement or any law, regulation, contract, agreement, commitment, order, judgment or decree to which Seller is a party or by which it is or may be bound.

(vi) Seller is not a “foreign person” as defined in the IRC, nor is Seller (a) a person or entity described by Section 1 of Executive Order 13224 Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit or Support Terrorism 66 Federal Register 49,079 September 24, 2001, or (b) knowingly engages in any dealings or transactions or is otherwise associated with any such persons or entities.

(vii) Schedule 2 includes a true, correct and complete list of all Leases and Occupancy Agreements relating to the Property, including all amendments, modifications and supplements thereto, in effect as of the date of the Effective Date that have been entered into by Seller. At Closing, the Leases listed on Schedule 2 shall be deemed amended to include any Permitted Lease Changes that Seller has entered into and delivered copies thereof to Purchaser prior to Closing (or if entered into ten (10) or fewer days before Closing, at Closing). There are no security deposits held by Seller or any Affiliate of Seller under the Leases or Occupancy Agreements. Seller has delivered to Purchaser on or before the Effective Date true, correct and complete copies of all the Leases and Occupancy Agreements (including all amendments, modifications and supplements thereto) listed on Schedule 2. Seller has not assigned its rights under any of the Leases or Occupancy Agreements except as set forth in the Loan Documents.

(viii) Except to the extent made available to Purchaser during the Due Diligence Period, Seller has not received any written notice of any currently existing default or breach on the part of the landlord under any Lease, nor, to the best of Seller’s knowledge, does there currently exist any material default or breach on the part of the landlord under any Lease. Except as set forth in any of the schedules attached to this Agreement or in the Rent Roll, all of the landlord’s obligations to construct tenant improvements or reimburse the tenants for tenant improvements under the Leases have been paid and performed in full and all concessions (other than any unexpired rent abatement set forth in the Leases) from the landlord under the Leases have been paid and performed in full by the Closing Date.

(ix) Schedule 6 is a true and complete list of the rent roll for the Property as of the Effective Date, which rent roll reflects the base rent amounts, any rent arrearages, the term of any Leases or Occupancy Agreements and any unexercised options to extend the term of any Leases or Occupancy Agreements. An updated rent roll, reflecting the facts then existing, shall be delivered at Closing and certified as true and complete at such time.

(x) Except as contemplated by (i) this Agreement, or (ii) any document (including, without limitation, any Permitted Encumbrance, Master Lease 103, Master Lease 104, the Leases and the closing deliveries) expressly identified herein by reference to such document or a group of related documents (such as, without limitation, Permitted Encumbrances) or listed on any exhibit hereto, Seller has not granted to any person, firm, corporation or other entity any right or option to acquire Seller’s interest in the Property or any portion thereof, except to the extent such right has expired or been waived.

(xi) To Seller’s knowledge, Seller has received no written notice that it is in default under any of the Leases in a case where such default remains uncured nor has Seller received any notice of any legal action or proceeding instituted by any Tenant against Seller.

(xii) To Seller’s knowledge, all installments of interest and all other sums required to be paid under the terms of the Loan Documents have been paid and the principal amount secured thereby is $40,000,000. Except as set forth on Schedule 7 hereto, Seller has not received any written notice alleging such a default which has not been cured. Seller has heretofore delivered to Purchaser a true and complete copy of each of the Loan Documents.

(xiii) To Seller’s knowledge, Seller has received no written notice of any violation of any law, municipal or other governmental ordinance, code, decree, rule, regulation or requirement against or affecting the Property.

(xiv) No work has been performed (or is in progress) on behalf of Seller, and no materials have been furnished to Seller, which may give rise to any mechanic’s, materialmen’s or other liens against the Property or any portion thereof, except where Seller has paid or will pay such persons, in full, for all materials supplied or work/services furnished to or at the Property.

(xv) There are no service contracts between Seller and any third party with respect to the Property, except for the Service Contracts set forth on Schedule 5 hereof.

(xvi) Schedule 8 is a true, correct and complete list of all Brokerage Agreements that are in effect as of the Effective Date. All currently due and owing brokerage commissions under the Brokerage Agreements have been paid. The Brokerage Agreements will remain in effect after the Closing Date and Purchaser will be required to pay amounts due thereunder for renewals, extensions and other post-closing events in accordance with their terms, including, without limitation, approximately $355,000 which will become due and payable to Broker. Such amounts shall become due and payable to Broker after the Effective Date, and no credits or adjustments to the Purchase Price shall be given to Purchase with respect to such amounts.

(xvii) Except as set forth on the current tax bills, Seller has not received written notice of any special governmental assessments or charges which have been levied against the Property, nor does Seller know of any pending or threatened special assessments affecting the Property.

(xviii) There are no employees of Seller at the Property or otherwise, who, by reason of any Federal, State, County, municipal or other law, ordinance, order, requirement or regulation, or by reason of any union or other employment contract, written or otherwise, or any other reason whatsoever, would become employees of Purchaser as a result of the transactions contemplated by this Agreement. By the execution of this Agreement, Purchaser is neither expressly nor implicitly assuming any liability, obligation, cost or expense whatsoever with respect to any employment contract, employee benefit plan or arrangement, employment policy or practice, collective bargaining agreement, union contract, employment related claims whether based on statute, common law, tort or otherwise or any other liability relating in any way to employees.

(xix) Seller has not knowingly and or deliberately omitted any material documents or information in the Property Information and/or rent roll delivered by Seller or otherwise made available to Purchaser.

(b) The warranties and representations contained in this Section 7.01 all constitute factual matters regarding the Property and/or due diligence matters. Until the end of the Due Diligence Period, Purchaser shall have the right to terminate this Agreement pursuant to Section 10.01 hereof for any or no reason, including, without limitation, as a result of any change or misstatement in any of these warranties and representations. In no event shall Seller be responsible for any new knowledge acquired by it or Purchaser regarding these warranties or representations or for any notices received, conditions discovered or events occurring that require any change in the warranties and representations in order to make them fully and completely true and correct so that they accurately reflect the actual facts and conditions; provided, however, if either party acquires new knowledge (other than from the other party), receives a notice, discovers a condition or becomes aware of an event, then such party shall promptly notify the other party and, if such new knowledge materially adversely affects the Property, then Purchaser shall have the right, within five (5) days after acquiring Knowledge thereof, to terminate this Agreement by written notice to Seller, in which event the Deposit shall be refunded to Purchaser and neither party shall have any further liabilities or obligations hereunder except as expressly provided in this Agreement, provided, however, if the materially adverse new knowledge shall constitute a condition that Seller is capable of curing before Closing and Seller notifies Purchaser in writing that it intends to do so, then Purchaser shall not have the right to terminate this Agreement if the condition is cured by Closing, and, if such condition is not cured by Closing (or Seller sooner notifies Purchaser that such cure cannot be effected), then Purchaser shall have the right to terminate this Agreement as set forth above at any time before Closing. If the condition is not cured and Purchaser does not elect to terminate this Agreement, then Purchaser shall be conclusively deemed to have been satisfied with the condition and the representation and warranty shall be set forth accurately at Closing, including the uncured condition relating thereto. Subject to Purchaser’s termination right set forth herein, each warranty and representation contained in this Section 7.01 shall automatically be deemed amended to fully and accurately state the actual state of facts and conditions then known or existing so that no fact or condition first discovered or notice received or events occurring after the Effective Date can or will constitute a breach by Seller of any of the warranties or representations contained in this Section 7.01, provided, however, that a material and adverse false statement in any of the warranties or representations contained in this Section 7.01 as of the Effective Date, where Purchaser, during the Due Diligence Period, does not acquire Knowledge thereof or is not notified by Seller, in writing, of the necessary correction, shall be a breach of such warranty or representation and, (x) if discovered by Purchaser prior to Closing, shall give Purchaser the rights set forth in Section 8.02 hereof and (y) if discovered by Purchaser after the Closing, shall give Purchaser the rights set forth in Section 7.02 below.

7.02 Survival. The representations and warranties of Seller set forth in Section 7.01 hereof, as updated by the certificate of Seller to be delivered to Purchaser at Closing in accordance with Section 3.04(e) hereof, shall survive Closing for a period of nine (9) months. No claim for a breach of any representation or warranty of Seller shall be actionable or payable (a) if the breach in question results from or is based on a condition, state of facts or other matter which was known to Purchaser prior to Closing, or (b) unless the valid claim for any single claimed breach equals Fifty Thousand and 00/100 Dollars ($50,000.00) or more, and the valid claims of all such breaches collectively aggregate more than One Hundred Thousand and 00/100 Dollars ($100,000.00) (in which event the full amount of such claims shall be actionable), and (c) unless written notice containing a description of the specific nature of such breach shall have been given by Purchaser to Seller prior to the expiration of said nine (9) month period and an action shall have been commenced by Purchaser against Seller within one (1) year of Closing. In addition, notwithstanding anything to the contrary herein, in no event shall Seller’s aggregate liability for the breach of any of its representations or warranties hereunder exceed One Million and 00/100 Dollars ($1,000,000.00).

7.03 Warranties and Representations of Purchaser. Purchaser warrants and represents that as of the Effective Date:

(a) Purchaser is a limited partnership duly organized, validly existing and in good standing under the laws of the State of Delaware and authorized to do business in New Jersey as of the Effective Date and shall be on the Closing Date. The execution, delivery, and performance by Purchaser of the terms of this Agreement have been duly authorized by all necessary limited partnership action and do not conflict with the limited partnership agreement of Purchaser or any agreement to which Purchaser is bound or is a party or, except as otherwise provided in this Agreement, which requires the consent of any party.

(b) Purchaser has full power and authority to execute, deliver, and carry out its obligations under this Agreement and all documents to be executed in connection herewith and has taken all necessary action to authorize the execution, delivery and performance of this Agreement and all documents to be executed in connection herewith. All persons executing this Agreement on behalf of Purchaser have been duly authorized to do so.

(c) This Agreement is the legal, valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms, subject only to bankruptcy and creditor’s rights laws, matters affecting creditors of Purchaser generally and general equitable principles (whether asserted in an action at law or equity.)

(d) No suit, action, arbitration or legal administrative or other proceeding is pending or threatened that may affect Purchaser’s ability to comply with its obligations hereunder.

(e) The execution, delivery, and performance of this Agreement by Purchaser in accordance with the terms of this Agreement will not violate, conflict with or result in a breach of any agreement or any law, regulation, contract, agreement, commitment, order, judgment or decree to which Purchaser is a party or by which it is or may be bound.

(f) Purchaser has, or will have on the Closing Date, adequate funds available to complete the transactions contemplated by this Agreement.

(g) Purchaser has not (i) made a general assignment for the benefit of creditors, (ii) filed any voluntary petition in bankruptcy or suffered the filing of an involuntary petition by Purchaser’s creditors which has not been dismissed, (iii) suffered the appointment of a receiver to take possession of all or substantially all of Purchaser’s assets, which has not been dismissed, (iv) suffered the attachment, or other judicial seizure of all, or substantially all, of Purchaser’s assets, which has not been removed, (v) admitted in writing its inability to pay its debts as they come due, or (vi) made an offer of settlement, extension or compromise to its creditors generally.

(h) After the Closing, Purchaser will pay all commissions that become due and payable pursuant to the terms of the Brokerage Agreements.

7.04 Survival. The representations and warranties made by Purchaser in Section 7.03 of this Agreement shall survive the Closing for a period of nine (9) months.

ARTICLE 8. — DEFAULT

8.01 Default by Purchaser. The parties agree that if Purchaser breaches or defaults in the performance of the terms of this Agreement before the Closing and such material breach or default continues for ten (10) Business Days after written notice from Seller to Purchaser specifying such breach or default (except with respect to a TIME OF THE ESSENCE Closing Date, which may hereafter be established by Seller in accordance with applicable law, for which no notice or opportunity to cure shall be provided), then Seller shall have as its exclusive remedy the right to be paid the Deposit, as liquidated damages, without the necessity of proving actual damages due to the difficulty of proving actual damages resulting from the breach of this Agreement. The parties agree that in the event that damages are awarded they are to be measured solely as set forth herein and no other damages of any type whatsoever are to be awarded on account of Purchaser’s breach, and Purchaser shall have no further liability to Seller hereunder. The parties further agree that this liquidated damage clause is included herein as a result of negotiation by the parties at the express request of Purchaser and that Purchaser hereby waives any right to challenge the enforceability of this clause or its reasonability, and Purchaser hereby waives any and all rights it may have at law or equity to dispute Seller’s right to the liquidated damages provided for herein other than on the basis that no material default had occurred and thus Seller was not entitled to any damages whatsoever. Seller shall have no other remedy for any default by Purchaser except as otherwise provided in this Agreement.

8.02 Default by Seller.

(a) In the event that Seller defaults in its obligations under this Agreement before the Closing and such default continues uncured for ten (10) Business Days after written notice from Purchaser to Seller specifying such default (except with respect to such matters as may not practicably be cured within ten (10) Business Days, in which case Seller shall be given a reasonable period of time within which to cure such defaults), Purchaser shall, as its sole and exclusive remedies, (i) at any time before the Closing occurs, Purchaser may elect to terminate this Agreement, without entitlement to any monetary damages, in which case the Deposit will be paid to Purchaser and thereafter neither party shall have any further obligations or liabilities to the other hereunder, except as expressly provided herein, or (ii) only in the case where Seller materially, willfully and in bad faith refuses to convey the Property to Purchaser, despite being required to do so pursuant to the terms of this Agreement, Purchaser shall have a right to seek specific performance of the terms of this Agreement. The parties agree that Purchaser’s remedies are to be limited strictly as set forth herein, and, except as provided in this Agreement, no other remedies or damages of any type whatsoever are to be awarded on account of Seller’s breach and Seller shall have no further liability to Purchaser hereunder.

(b) Supplementing the provisions of Section 8.02(a) above, in the event that Purchaser first discovers after the Closing Date that Seller has made a misrepresentation in Section 7.01 of this Agreement, Purchaser shall have a right to bring an action for any loss, costs or damages related thereto pursuant to and in accordance with the provisions of Section 7.02 hereof and Seller’s liability for any such misrepresentation shall be limited as provided in such Section 7.02.

(c) Purchaser acknowledges that only a portion of the Adjacent Office Park is currently developed and that certain easements, grants and other rights (“New Easement”) may be required by or of Seller in order to develop the remainder of the Adjacent Office Park. If Seller intends to grant such a New Easement which affects the Property that Seller reasonably believes is reasonably necessary for the development of other portions of the Adjacent Office Park, then Seller shall so inform Purchaser in writing. During the Due Diligence Period, Purchaser agrees not to unreasonably withhold its consent to any such New Easement, provided that the grant of such New Easement will not have a material, adverse impact upon the value, ingress/egress, or use of the Property and provided further that the New Easement will not constitute a default under the Lease, the REA, the Declaration or the Loan Documents, or that Seller has obtained the consent of Tenant or Lender, as the case may be, to same. Seller is hereby granted permission to seek such consent from Tenant or Lender. After the Due Diligence Period, Purchaser shall have the right to withhold its consent in its sole and absolute discretion exercised in good faith, provided, however, that if the grant of such New Easement will not have a material, adverse impact upon the value, ingress/egress, marketability of title or use of the Property and provided further that the grant of same will not constitute an Event of Default under the Lease, the REA, the Declaration or the Loan Documents (or, if it otherwise would, that Seller has obtained the consent of Tenant or Lender, as the case may be so that it is permitted without an Event of Default occurring), Purchaser shall act reasonably and in good faith in granting or withholding its consent. Notwithstanding anything to the contrary contained herein, the parties agree that the closing of the driveway from the Property to the Access Road located approximately across from the proposed located of the Route 24 Access will not have a material, adverse impact on the value, ingress/egress or use of the Property.

8.03 Default of Representation or Warranty Prior to Closing. If any representation or warranty of any party is first discovered before Closing, and, in the case of Seller’

representations, after the Due Diligence Period, to have been materially and adversely false when made, the non-defaulting party shall have all rights set forth in either Section 8.01 or Section 8.02 hereof, as the case may be, and, if such non-defaulting party proceeds to Closing with knowledge of such default, such non-defaulting party shall be conclusively deemed to have waived such default, in which event the non-defaulting party shall have no rights or remedies under any portion of this Article 8 regarding such default. Purchaser acknowledges that for representations and warranties of Seller first discovered during the Due Diligence Period to have been materially and adversely false when made, Purchaser’s sole and exclusive remedy is to terminate this Agreement in accordance with its right of termination during the Due Diligence Period and that neither Section 8.02 or this Section 8.03 shall apply thereto.

ARTICLE 9.— LOAN ASSUMPTION DOCUMENTS

9.01 Assumption of Loan Documents. Seller shall lead and coordinate the efforts to obtain the approval and consent of the Lender to the transfer of the Property and the assumption by Purchaser and/or related entities of certain obligations under the Loan Documents. Purchaser agrees to use all reasonable efforts to assume such obligations under the Loan Documents (the “Loan Assumption”) and to comply with Lender’s organizational requirements and other requirements set forth in the Loan Documents and which are otherwise reasonable for loans of this type (Lender’s consent, together with Lender’s organization requirements and other requirements set forth in the Loan Documents, is referred to as “Lender’s Consent”) and to work diligently to comply with all requirements of Lender relating to such consent and assumption and to provide all information, filings and other documents reasonably requested by Seller or Lender in connection with the efforts of Seller and Purchaser to obtain such consent and assumption. Purchaser acknowledges and agrees that, within five (5) days of (x) the Effective Date with respect to the loan assumption application materials previously delivered to Purchaser or (y) its receipt of a request from either Lender or Seller for other information, documentation or other materials relating to Seller’s request for Lender’s consent to the transactions contemplated by this Agreement, Purchaser shall fully, truthfully and accurately provide the requested information, documentation and other materials. The parties shall coordinate with each other and shall each act reasonably and in good faith to arrange for the consent to the transfer of the Property, the assumption by Purchaser and/or related entities of certain obligations under the Loan Documents and the release of Seller therefrom.

ARTICLE 10.— DUE DILIGENCE; APPROVALS RELATING TO THE EXISTING LOAN

10.01 Permitted Activities; Due Diligence Period.

(a) Purchaser shall have access to information and documentation relating to the Property pursuant to, in accordance with and as set forth in that certain Access and Due Diligence Agreement dated as of March 25, 2004, by and between Seller and Purchaser (the “Access Agreement”).

(b) Supplementing the terms of the Access Agreement, during the Due Diligence Period, Seller shall make all books, records, documents, tax returns, financial statements, Service Contracts, agreements, land use approvals, certificates of occupancy, structural reports, construction plans and specifications, engineering drawings, architectural drawings, Leases (including Tenant correspondence and default notices), Occupancy Agreements, Loan Documents, warranties or guarantees currently in effect and any and all other relevant documents, files or papers relating to the ownership, management, environmental condition, use, repair, maintenance, history and operation of the Property in the possession, custody or control of Seller or Linque Management (collectively, “Documents”) available to Purchaser and shall permit Purchaser’s accountants and attorneys to examine and audit same, at Purchaser’s sole cost and expense. Seller shall cooperate reasonably with Purchaser’s members, officers, directors, Affiliates, agents, employees, independent contractors, accountant, attorneys, consultants or designees (collectively, “Consultants”) and shall permit the Consultants to make photocopies of any Documents and shall respond promptly, candidly and in a reasonable manner to inquiries relating to the Documents made by Purchaser or Consultants. Seller’s obligations hereunder may be satisfied by Seller providing Purchaser or its Consultants with access to and an adequate opportunity to review and photocopy the Documents at the Property, the offices of Linque Management or such other location within northern New Jersey.

(c) Purchaser shall keep the Property at all times free and clear of any and all liens under the New Jersey Construction Lien Law and shall not permit any Notices of Unpaid Balance (as defined in the State of New Jersey Construction Lien Law) to be filed against the Property and if any are filed in connection with the activities Purchaser shall cause same to be discharged or bonded over within ten (10) days after receiving notice of same.

(d) This Agreement shall automatically terminate at the end of the Due Diligence Period (the “Due Diligence Termination”), unless Purchaser sends a notice to Seller of its decision to waive this automatic Due Diligence Termination and to proceed to Closing (the “Due Diligence Termination Cancellation Notice”). The decision to send or not to send a Due Diligence Termination Cancellation Notice shall be made solely by Purchaser without consultation with Seller and may be made by Purchaser for any reason or no reason, in Purchaser’s sole and absolute discretion. Notwithstanding the notice provisions of this Agreement, the Due Diligence Termination Cancellation Notice may be delivered, via facsimile, up to and including at 5:00 p.m. eastern time on the last day of the Due Diligence Period, provided that such facsimile notice is followed, on the same day, by a notice delivered to Seller in accordance with Section 13.03 hereof. If Purchaser fails to deliver or elects not to deliver a timely Due Diligence Termination Cancellation Notice to Seller, then this Agreement shall automatically terminate at the expiration of the Due Diligence Period without any further notice or action required of Purchaser. Upon the automatic termination, Seller shall immediately return to Purchaser the Deposit (or cause the Escrow Agent to return the Deposit) and at that time neither party shall have any further obligation to the other pursuant to this Agreement. Seller’s obligations under this subsection shall survive termination of the Agreement. If Purchaser delivers a timely Due Diligence Termination Cancellation Notice to Seller, then Purchaser shall be conclusively deemed to have elected to proceed to the Closing of the transactions contemplated by this Agreement and waived any right to effect a Due Diligence Termination, subject to the terms of this Agreement.

10.02 Approvals Relating to the Existing Loan. Seller and Purchaser acknowledge that: (i) the transfer of the Property in accordance with the terms of the Loan Documents, and (ii) with Lender’s Consent, the assumption by Purchaser and/or its related parties of certain obligations of

Seller under the Loan Documents and the release of Seller from any obligations under the Loan Documents are conditions precedent to each party’s obligation to close hereunder. If, for any reason, Lender’s Consent to the transactions contemplated by this Agreement either is (x) affirmatively denied at any time during the Executory Period or (y) not obtained on or before June 15, 2004 (which date may be adjourned, on a single occasion for a period not to exceed thirty (30) days, by either party in the event that on June 15, 2004, (i) Lender has not indicated that it is unwilling to grant Lender’s Consent or that its granting of Lender’s Consent will be conditioned upon its receipt of any significant consideration (other than the Assumption Fees), (ii) the electing party does not know of any reason why the Lender’s Consent will not be granted and (iii) the electing party has a good faith belief that Lender’s Consent will be granted within thirty (30) days of June 15, 2004; such date, as the same may be so adjourned, the “Outside Lender Approval Date”), then in either such case, either party shall have the right, upon written notice to the other, to terminate this Agreement, following which Seller shall immediately return to Purchaser the Deposit (or cause the Escrow Agent to return the Deposit), and from and after that time neither party shall have any further obligation to the other pursuant to this Agreement. This provision shall survive the termination of this Agreement. Seller and Purchaser each covenant and agree that it shall not (x) request or demand that Lender modify, amend or waive any of the provisions of the Loan Documents nor (y) decline or refuse to agree to and/or approve of the form of assumption documents on the grounds that such documents fail to effect any modification, amendment or addition to the Loan Documents

ARTICLE 11. — ACTIVITIES RELATING TO THE PROPERTY

11.01 Lease Changes. During the Executory Period, Seller agrees not to (a) execute any new lease(s) or occupancy agreements(s) for the Property without the prior written consent of Purchaser (which consent shall not be unreasonably withheld or delayed) or (b) amend, modify, terminate, or extend any Lease or Occupancy Agreement (except for Permitted Lease Changes), or to voluntarily accept the surrender of any demised premises or the early termination of any Lease or Occupancy Agreement for the Property without the written consent of Purchaser (which consent shall not be unreasonably withheld or delayed).

11.02 Lease Terminations; Defaults. Nothing herein shall in any way affect or restrict the right of Seller to seek to enforce its rights under any Lease, but the taking of any actions or the exercise of any remedies which could result in the termination of the Lease shall require the written consent of Purchaser which shall not be unreasonably withheld, delayed or conditioned; provided, however, that such action is consistent with what a reasonable and prudent property owner would do under the circumstances then existing. In addition, to the extent Seller is required by this Agreement to enforce obligations of Tenant under the Leases and Purchaser does not consent to fully permit Seller to do so, including termination of the Lease (or taking steps to so terminate the Lease), by failing to so consent, Purchaser shall be conclusively deemed to have waived such requirements and shall be required to accept the Property with such default under the Leases even if Purchaser could otherwise terminate as a result of such default and with whatever condition the Property is in as a result of a Tenant’s default since Purchaser did not consent to Seller fully enforcing all of its rights and remedies under the Leases for such default.

11.03 Estoppel Certificates. Seller shall obtain Estoppel Certificates from Tenant for each of the Leases in the form required by the Lease, each of which shall be dated after the

Effective Date, and Seller shall use its best efforts to obtain such Estoppel Certificate prior to the end of the Due Diligence Period. While Seller shall only be obligated to obtain the Estoppel Certificates in the form required by the Leases, Seller agrees to submit to Tenant, and to use reasonable efforts (without providing consideration to Tenant) to procure from Tenant prior to the end of the Due Diligence Period, estoppel certificates for the Leases in the form attached hereto as Exhibit N. In no event shall Seller have any obligation to obtain an estoppel certificate on such form or to provide to Tenant any consideration whatsoever to obtain such form or any part thereof. Any estoppel certificate obtained that contains all of the information required by the applicable Lease shall be deemed acceptable as an Estoppel Certificate hereunder. Seller also agrees to submit to the appropriate parties, and to use reasonable efforts (without providing consideration to such parties) to procure from such parties prior to the end of the Due Diligence Period, estoppel certificates for the DRE and the Sewer and Water Agreement in the forms attached hereto as Exhibit O. If Purchaser determines that the forms of Estoppel Certificates procured by Seller from the Tenant and/or the parties to the DRE and the Sewer and Water Agreement during the Due Diligence Period are unacceptable, then Purchaser may effect a Due Diligence Termination. If Purchaser does not effect a Due Diligence Termination, then Purchaser shall be deemed to have approved the form of each of such Estoppel Certificates delivered to Purchaser during the Due Diligence Period. Prior to Closing, Seller shall submit to Tenant (but not the parties to the DRE or the Water and Sewer Agreement) a request for, a letter dated no more than twenty (20) days prior to Closing, from Tenant confirming the continued accuracy of such tenant Estoppel Certificates. Seller shall deliver the Estoppel Certificate confirmations to Purchaser upon Seller’s receipt thereof. If such confirmations are not obtained by Seller before the date upon which the Closing would otherwise occur, then the Closing Date shall be extended until the fifth (5th) Business Day after the Estoppel Certificate confirmations are obtained. Obtaining such Estoppel Certificate confirmations from the Tenant only shall be a condition to Purchaser’s obligation to close hereunder, as particularly provided below. If Seller does not obtain such Estoppel Certificate confirmations ten (10) Business Days after the scheduled Closing Date, then Purchaser, at its option, shall have the right to either (a) waive the requirement that the Estoppel Certificates be delivered at Closing and proceed to Closing without same, or (b) terminate this Agreement, in which event Seller shall immediately return to Purchaser the Deposit (or cause the Escrow Agent to return the Deposit) and at that time neither party shall have any further obligation to the other pursuant to this Agreement. In no event shall a failure to deliver the Estoppel Certificates or the Estoppel Certificate confirmations be a default by Seller hereunder so long as Seller has requested same from Tenant as required by this Section. Notwithstanding anything to the contrary contained in this Section 11.03, in the event that the Estoppel Certificates or Estoppel Certificate confirmations, or either of them, delivered hereunder disclose any default by landlord under the Leases:

(i) if same is disclosed by the Estoppel Certificate or otherwise by Seller to Purchaser in writing and such Estoppel Certificate is delivered or such writing is delivered during the Due Diligence Period and Purchaser elects to proceed with this Agreement and not terminate this Agreement at the end of the Due Diligence Period, then Purchaser shall be deemed to have agreed to accept such Estoppel Certificate with such defaults disclosed thereon and to have waived its right to terminate this Agreement as a result of such default; and

(ii) if same is not disclosed by the Estoppel Certificate or otherwise in writing during the Due Diligence Period and, before Closing, Seller does not deliver an Estoppel

Certificate confirmation stating that there are defaults by landlord, then Purchaser shall have the right, at its option, either to terminate this Agreement, in which event the Deposit shall be returned to Purchaser and thereafter neither party shall have any obligations or liability hereunder except as expressly provided herein, or to proceed to Closing without any credit against the Purchase Price.

11.04 Other Agreements. During the Executory Period, Seller shall not enter into, amend, modify, or extend any management agreement, brokerage agreement, service agreement (including the Service Contracts) or any other contract or agreement which relates to the Property, or any portion thereof, without Purchaser’s prior written consent (which consent shall not be unreasonably withheld or delayed), except that Seller may extend any Service Contracts if such Service Contracts, as extended, are terminable, without penalty, premium or termination fee on no more than thirty (30) days notice and are otherwise on the same terms as the existing agreements.

11.05 Compliance with Note and other Loan Documents. During the Executory Period, Seller shall comply with all terms of the Note, the Note Related Encumbrances and the Loan Documents and shall neither modify or supplement any of the terms of the Note, the Note Related Encumbrances or the Loan Documents nor request the Lender to waive any of the terms thereof without, in each instance, Purchaser’s prior written approval, which may be withheld in Purchaser’s sole and absolute discretion.

11.06 Insurance. Seller shall maintain the existing insurance policies continuously in force through and including the Closing Date.

11.07 Pre-Closing Expenses. Seller has paid or will pay in full, prior to Closing, all bills and invoices received for labor, goods, material and services of any kind relating to the Property which relate to the period prior to Closing.

ARTICLE 12.— ESCROW AGENT

12.01 Deposit in Escrow. The Deposit shall be held by the Escrow Agent, in trust, and deposited, no later than two (2) Business Days after receiving an original signed W-9 from both Purchaser and Seller, into an interest bearing trust account on the terms hereinafter set forth. Any earnings thereon shall be paid to the person entitled to the Deposit. The Escrow Agent shall not charge either party for serving as same, but the parties shall be jointly and severally responsible for all out-of-pocket expenses of Escrow Agent and for the other matters provided in this Article 12.

12.02 Deliveries of the Deposit by Escrow Agent. Escrow Agent shall not make any disbursements except (a) at Closing, when the Deposit shall be delivered to Seller, (b) upon receipt by Escrow Agent of a timely termination notice during the Due Diligence Period, with a certification by Purchaser that such notice has been simultaneously served upon Seller, provided, however, if Escrow Agent is unable to confirm that Seller has been served with such termination notice within the Due Diligence Period, Escrow Agent shall not make such disbursement until such time as it is able to confirm that Seller was timely served with such termination notice, or (c) as instructed by written instructions signed by either Seller or Purchaser directing Escrow

Agent to disburse funds, which instructions shall be served by Escrow Agent upon the other party promptly after Escrow Agent receives same. In such case Escrow Agent shall disburse the funds as requested by such written instructions if no written objection to such disbursement is delivered to Escrow Agent within ten (10) Business Days after the party receiving such disbursement instructions from Escrow Agent receives or refuses such disbursement instructions. If the funds are to be disbursed other than at Closing or upon the confirmed timely delivery of a termination notice during the Due Diligence Period by Purchaser to Seller (with a copy to Escrow Agent as set forth above), then Purchaser and Seller may deliver joint instructions to Escrow Agent or may deliver separate instructions directing identical actions by the Escrow Agent, in which case Escrow Agent shall immediately disburse the funds as set forth in the joint or identical requests. In the event both parties have not signed the instructions or separate instructions are not identical, Escrow Agent shall not follow any disbursement instructions so given without giving notice to the other party, waiting for the waiting period as set forth above, and either continuing to hold the Deposit or, if Escrow Agent is or becomes aware of a dispute between the parties and if Escrow Agent in its sole discretion elects to do so, terminating its duties hereunder by proceeding in accordance with Section 12.05 hereof.

12.03 Disputes. In the event of a dispute that results in litigation between Seller and Purchaser, Escrow Agent shall have the right to deliver the monies held in the escrow to the Clerk of the Court in which such litigation is pending, or in the event of a dispute not then resulting in litigation, Escrow Agent shall have the right to take such affirmative steps as Escrow Agent may, at Escrow Agent’s option, elect in order to terminate Escrow Agent’s duties, including, but not limited to, depositing the monies held in the escrow in any court which Escrow Agent shall select in New Jersey, and in any action for interpleader, the costs thereof shall be borne by whichever of Seller or Purchaser is the losing party.

12.04 Release and Indemnity.

(a) It is agreed that the duties of the Escrow Agent are only as herein specifically provided and are purely ministerial in nature, and that the Escrow Agent shall incur no liability whatever except for willful misconduct or gross negligence, as long as the Escrow Agent has acted in good faith. Except with respect to the gross negligence or willful misconduct of Escrow Agent, Seller and Purchaser each release the Escrow Agent from any act done or omitted to be done by the Escrow Agent in good faith in the performance of its duties hereunder.

(b) Seller and Purchaser shall jointly and severally hold Escrow Agent harmless from and against any loss, damage, liability or expense incurred by Escrow Agent not caused by its willful misconduct or gross negligence, arising out of or in connection with its entering into this Agreement and the carrying out of its duties hereunder, including the reasonable costs and expenses of defending itself against any claim of liability or participating in any legal proceeding. Escrow Agent may consult with counsel of its choice, and shall have full and complete authorization and protection for any action taken or suffered by it hereunder in good faith and in accordance with the opinion of such counsel.

12.05 Stakeholder Only.

(a) Escrow Agent is acting as a stakeholder only with respect to the monies to be deposited in the escrow. Upon making delivery of such monies in the manner herein provided, the Escrow Agent shall have no further liability hereunder.

(b) Escrow Agent may resign at will and be discharged from its duties or obligations hereunder by giving notice in writing of such resignation specifying a date when such resignation shall take effect; provided, however, that (i) prior to such resignation a substitute escrow agent is approved in writing by Seller and Purchaser, which approval shall not be unreasonably withheld, delayed or conditioned, or (ii) Escrow Agent shall deposit the Deposit with a court of competent jurisdiction in New Jersey. After such resignation, Escrow Agent shall have no further duties or liability hereunder.

12.06 Execution of Agreement. The Escrow Agent has executed this Agreement solely in order to confirm that the Escrow Agent is holding and will hold the Deposit in escrow pursuant to the provisions hereof.

ARTICLE 13. — MISCELLANEOUS

13.01 Entire Agreement. This Agreement, including all exhibits, schedules and documents attached hereto, contains the entire understanding of the parties hereto with respect to the subject matter hereof, and no prior or other writing or oral agreement or undertaking pertaining to any such matter shall be effective for any purpose. This Agreement may not be changed or modified, nor any provision hereof waived, except in writing by the party to be charged thereby.

13.02 Broker. Purchaser and Seller represent and warrant to each other that neither has dealt with any broker in connection with this Agreement other than the Broker. Seller and Purchaser each agree to hold the other harmless and to indemnify the other against any claims of or liabilities to any broker other than the Broker based on dealings or alleged dealings with the indemnifying party. Seller represents that it has a separate agreement between Seller and the Broker pursuant to which Seller will compensate the Broker if the transactions contemplated by this Agreement close, and Seller agrees to hold Purchaser harmless from any claim asserted against Purchaser by the Broker as a result of Seller’s default or alleged default under its agreement with the Broker. The obligations of Purchaser and Seller under this Section shall survive whether or not title closes hereunder and notwithstanding any release of either party pursuant to any other provisions of this Agreement.

13.03 Notices. All notices, requests, consents and other communications hereunder shall be in writing and shall be personally delivered or mailed by first class registered or certified mail, return receipt requested, postage prepaid, or sent by reputable private overnight express delivery, addressed as follows:

(a)	If to Seller: at the address above
Attn: F. Jonathan Dracos

With a copy to:

Bruce S. DePaola, Esq.
Paul, Hastings, Janofsky & Walker LLP
75 East 55th Street
New York, New York 10022

(b)	If to Purchaser: at the address above
Attn: Jeffrey A. Gilder

With a copy to:

Kelley Drye & Warren LLP
101 Park Avenue
New York, New York 10178
Attention: Robert D. Bickford, Jr., Esq.
Fax: (212) 808-7897

(c)	If to Escrow Agent:

Chicago Title Insurance Company
4170 Ashford Dunwoody Road
Suite 460
Atlanta, Georgia 30319
ATTN: Melissa Hall

or to such other address as the respective party may direct by written notice to the other party. Any such notice, request, consent or other communication shall be deemed delivered at such time as it is personally delivered on a Business Day, on the third Business Day after it is so mailed or on the first Business Day following its delivery to a private overnight express delivery service, prepaid for next Business Day delivery, as the case may be. In addition, notices may be sent by fax, provided the receipt of such fax is confirmed and the notice is also sent by another means permitted hereunder. Notices sent via fax shall be deemed given at the time stated on the fax confirmation sheet.

13.04 Governing Law. This Agreement shall be governed by and construed under the laws of the State of New Jersey.

13.05 Interpretation. This Agreement shall be construed reasonably to carry out its intent without presumption against or in favor of either party. If any provision hereof shall be declared invalid by a court or in any administrative proceedings, then the provisions of this Agreement shall be construed in such manner so as to preserve the validity hereof and the substance of the transaction herein contemplated to the extent possible. The article, paragraph and/or Section headings and the arrangement of this Agreement is for the convenience of the parties hereto and do not in any way affect, limit, amplify or modify the terms and provisions hereof.

13.06 Singular, Plural, Etc. Wherever herein the singular is used, the same shall include the plural and the masculine gender shall include the feminine and neuter genders and vice versa, as the context shall require.

13.07 Successors and Assigns. This Agreement may not be assigned by Purchaser, except upon the express written consent of Seller given in its sole discretion. Seller agrees that it will consent to the assignment of this Agreement to any entity or entities controlled by, in control of or under common control with Purchaser if (and only if) such entity or entities are approved by Lender in connection with the consent to the transfer of the Property and the assumption of certain obligations under the Loan Documents. Any such proposed assignment must be proposed in a timely manner to obtain such approval without delay and shall not be effectuated until the Lender’s Consent is obtained. Seller shall not be obligated to consent to any assignment that would delay the Lender’s Consent or result in the denial of the Lender’s Consent. Except as provided in the preceding sentence, this Agreement shall inure to the benefit of and be binding upon Seller and Purchaser and their respective heirs, personal representatives, successors and assigns. In the event that Seller consents to an assignment by Purchaser hereunder, Purchaser shall not be released and shall remain liable for the performance of Purchaser’s obligations hereunder. Purchaser agrees that if an assignment of this Agreement is to occur, then Purchaser shall provide Seller with the name, signature block and all other relevant information regarding the assignee as soon as possible and in no event later ten (10) days prior to Closing so that the preparation of documents for Closing will not be delayed.

13.08 Further Assurances. Seller and Purchaser each agree to execute any and all reasonable documents necessary to effectuate the purposes of this Agreement.

13.09 Attorneys’ Fees. In the event that any action or proceeding is commenced to obtain a declaration of rights hereunder, to enforce any provision hereof, or to seek rescission of this Agreement for default contemplated herein, whether legal or equitable, the prevailing party in such action shall be entitled to recover its reasonable attorneys’ fees in addition to all other relief to which it may be entitled therein. All indemnities provided for herein shall include, but not be limited to, the obligation to pay costs of defense in the form of court costs and reasonable attorneys’ fees.

13.10 No Recording. Neither this Agreement nor any memorandum hereof may be recorded without the express written consent of both parties. In the event that either party records this Agreement or any memorandum hereof without first obtaining such consent, such party shall be in breach of this Agreement and the non-breaching party shall be entitled to pursue any and all of its remedies pursuant to this Agreement or as otherwise provided by law.

13.11 Termination. Upon termination of this Agreement in accordance with its terms (and not as a result of a default by either party), neither party shall have any further rights or obligations, except those rights and obligations arising under any sections of this Agreement which expressly survive termination of this Agreement. It is hereby agreed that, in addition to express statements of survivability, all references in this Agreement to Seller’s obligation to return the Deposit to Purchaser shall survive the termination of this Agreement.

13.12 Counterparts. This Agreement may be executed in counterparts, all of which together shall constitute one agreement binding on all of the parties hereto, notwithstanding that all such parties are not signatories to the original or the same counterpart. Each party shall become bound only upon the execution and delivery of this Agreement by both parties.

13.13 Confidentiality. The parties hereto agree that the terms of this Agreement and all material obtained or information learned by Purchaser in connection with the transactions contemplated hereby (collectively, the “Property Information”), including, without limitation, information generated in connection with the activities conduced pursuant to the Access Agreement, will be used solely for Purchaser and Purchaser’s agents, affiliates, attorneys, lenders, consultants, rating agencies and other professionals in evaluating the transactions, the Property and all such Property Information will be kept confidential and shall not be disclosed to any other person or entities. As used in this Section 13.13, “Property Information” shall not include such portions of such documents or information which are or become generally available to the public or is provided in other sources readily available to the public other than as a result of disclosure thereof by Purchaser or its agents, so long as Purchaser is not the party making such documents or information available to the public. Unless required by law (including any request or mandate by the SEC), Purchaser agrees not to use or allow to be used any such Property Information for any purpose other than (i) to determine whether to proceed with the contemplated purchase, (ii) in connection with financing concerns in connection with the acquisition of the Property, or (iii) if the acquisition is consummated, in connection with the operation of the Property post-Closing. Furthermore, such Property Information shall not be used for any other purposes and any information and material provided by Seller to Purchaser shall, if requested by Seller in writing, be returned to Seller if Closing does not occur. Anything to the contrary set forth herein notwithstanding, either Seller or Purchaser may issue and/or publicly release a media, news or press statement regarding the transactions contemplated herein, provided that, as a condition precedent to the issuance or release of any such statement, the other party hereto consents, in writing, to the issuance or release of such statement and approves, in writing, the content of same, which consent and approval shall not be unreasonably withheld or delayed. The provisions of this Section 13.13 shall survive Closing or the termination of this Agreement. In the event of any conflict between the terms of this Section 13.13 and the corresponding terms of the Access Agreement, the terms of the Access Agreement shall control and bind the parties.

13.14 Reserved Right and Necessary Access Area. Purchaser is aware that Rock-GW, LLC, its affiliates or successors, is seeking to obtain the Route 24 Access and that to do so may require the use of a portion of the Property as more particularly set forth in the Declaration. After Closing, Purchaser agrees to comply with its obligations under the Declaration and/or the DRE as the fee owner of the Property.

13.15 Survival. Except with respect to the particular sections of this Agreement which by their express terms are stated to survive the Closing, all of the terms and provisions of this Agreement shall not survive the Closing and shall be of no further force or effect from and after the Closing Date or earlier termination of this Agreement.

13.16 Electricity to Property. Seller and Purchaser acknowledge that the Property shares a single electrical service with the adjacent Florham 105 Property. In recognition of this fact,

Seller shall prepare for the approval of Purchaser (which approval shall not be unreasonably withheld), and on or prior to Closing Seller, Purchaser and Florham 105, LLC (the fee owner of the Florham 105 Property) shall execute and deliver to each other countersigned copies of, a reciprocal easement agreement among Seller, Florham 105, LLC and Purchaser, which agreement will provide for (i) the perpetual operation, repair, maintenance and improvement of the currently existing electricity service, sub-meters, switches and other equipment necessary to maintain the existing electricity service for both the Property and the Florham 105 Property (which maintenance shall be performed by the landowner on, over or through whose lands such lines and equipment are located) and (ii) an equitable sharing of the costs of maintaining such service lines and equipment between the owner of the Property and Florham 105.

13.17 SEC Filings. Seller acknowledges that Purchaser may be required by the SEC to file audited financial statements for within one (1) to three (3) years after its acquisition of the Property. If the Closing is consummated, then, in connection with any such reporting and at no cost, expense or liability to Seller, Seller shall (i) cooperate with Purchaser, its counsel, accountants, agents and representatives, provide them with access to the Property Information for the applicable period, and permit them to copy the same, (ii) execute a form of accounting letter (the “Accounting Letter”) in the form of Exhibit P and (iii) furnish Purchaser with such reasonable additional information concerning the same as Purchaser shall reasonably request.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

SELLER:

ROCK-FLORHAM SPE, LLC

By:
Name:
Title:

PURCHASER:

WELLS OPERATING PARTNERSHIP II, L.P.

By:
Name:
Title: